ITT Inc. 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000
Press Release
Investors:	Media:
Jessica Kourakos	Laurent Lawrence
+1 914-641-2030	+1 914-304-1809
jessica.kourakos@itt.com	laurent.lawrence@itt.com

ITT Elects Cheryl L. Shavers and Sabrina Soussan
to its Board of Directors

WHITE PLAINS, N.Y., October 15, 2018 — ITT Inc. (NYSE: ITT) today announced the election of Dr. Cheryl L. Shavers and Sabrina Soussan to its Board of Directors.

Shavers, 64, is Co-Founder, Chairman and Chief Executive Officer of Global Smarts, Inc., an advisory services and strategy firm that she founded in 2001. Previously, Shavers was Under Secretary of Commerce for Technology at the U.S. Department of Commerce from 1999 to 2001. Shavers also served as Director of Emerging Technology at Intel Corporation, where she held a number of roles of increasing responsibility throughout her 12-year career with the company.

Shavers is a member of the board of directors of Knowles Corporation and Rockwell Collins, Inc. She formerly served on the board of directors of Mentor Graphics Corporation and ATMI, Inc.

Soussan, 49, is Chief Executive Officer of the Mobility Division at Siemens AG, with responsibility for the division's businesses in the areas of high-speed, commuter and regional trains, locomotives, metro and light rail systems. She also heads its service business. Soussan has held a number of executive and leadership positions during her more than 20-year career with Siemens AG, including global roles in Europe and Asia. Previously Soussan served in the Research and Development department of Renault.

“We are incredibly pleased to have Cheryl and Sabrina join our Board of Directors,” said ITT Chief Executive Officer Denise Ramos. “Cheryl possesses deep expertise in semiconductor technology and has a wealth of experience navigating U.S. government policy and leading the generation of new growth through innovation. Her unique perspective will contribute significantly to ITT as we continue to enhance our global presence and create additional customer-driven innovation and growth.

“Sabrina has broad global experience leading companies to market growth and enhanced profitability,” said Ramos. “Her success in the rail and motion technology industries will bring valuable insights to our board that will help us continue to drive profitable growth and value creation across our key strategic end markets and geographies around the world.”

About ITT
ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in approximately 125 countries. The company generated 2017 revenues of $2.6 billion. For more information, visit www.itt.com.

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